Exhibit 24

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Joaquín Nicolas Jadue Musalem, has authorized and designated Yethro Dinamarca Santelices to execute and file on the undersigned’s behalf all Forms 3, 4 and 5, including any amendments thereto, that the undersigned may be required to file with the U.S. Securities and Exchange Commission due to the undersigned’s direct or indirect ownership of or transactions in securities of Ticketplus Ltd. If Yethro Dinamarca Santelices is not available, the undersigned hereby grants Yethro Dinamarca Santelices the power of substitution authorizing him to confer signature authority on additional persons. The authority of Yethro Dinamarca Santelices under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 in connection with the undersigned’s direct or indirect ownership of or transactions in securities of Ticketplus Ltd., unless revoked earlier in writing. The undersigned acknowledges that Yethro Dinamarca Santelices is not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: August 6, 2026	/s/ Joaquín Nicolas Jadue Musalem
Joaquín Nicolas Jadue Musalem